Exhibit 10.17

Interests and Liabilities Agreement

(hereinafter referred to as the “Agreement”)

to the

Quota Share Reinsurance Contract

(hereinafter referred to as the “Contract”)

It is hereby mutually agreed by

Coast National Insurance Company (“Coast National”)

Anaheim, California

Security National Insurance Company (“Security National”)

Davie, Florida

Bristol West Insurance Company (“Bristol”)

Philadelphia, Pennsylvania

and

Bristol West Casualty Insurance Company (“Bristol”)

Independence, Ohio

(hereinafter together referred to as the “Subscribing Company”)

and

National Union Fire Insurance Company of Pittsburgh, Pa.

Harrisburg, Pennsylvania

(hereinafter referred to as the “Subscribing Reinsurer”)

Under the terms of the Agreement attached hereto, the Subscribing Reinsurer shall have a 100% participation in the interest and liabilities of the Reinsurer described in the attached Agreement; provided, however, that the Subscribing Company shall have the option to elect to reduce such participation percentage to not less than 80% by giving prior written notice to the Subscribing Reinsurer on or before September 30, 2004.  Any such election shall be irrevocable.

Such participants shall be several and not joint with the participation of other subscribing reinsurers, and under no circumstances shall the Subscribing Reinsurer participate in the interests and liabilities, if any, of the other subscribing reinsurers in said Agreement.

This Agreement shall commence at 12:01 a.m. Eastern Standard Time, January 1, 2005.  It shall remain in effect until 11:59 p.m. December 31, 2006, unless terminated in accordance with the provisions of the attached Agreement.

In Witness Whereof, the parties hereto have caused this Interests and Liabilities Agreement to be signed in duplicate by their duly authorized representatives.

In Independence, Ohio, this 12 day of August in the year 2004.

/s/ Alexis Oster, Corporate Counsel
Coast National Insurance Company of Anaheim, California

In Independence, Ohio, this 12 day of August in the year 2004.

/s/ Alexis Oster, Corporate Counsel
Security National Insurance Company of Davie, Florida

In Independence, Ohio, this 12 day of August in the year 2004.

/s/ Alexis Oster, Corporate Counsel
Bristol West Insurance Company of Philadelphia, Pennsylvania

In Independence, Ohio, this 12 day of August in the year 2004.

/s/ Alexis Oster, Corporate Counsel
Bristol West Casualty Insurance Company of Independence, Ohio

In New York, New York, this 11 day of August in the year 2004.

/s/ Robert J. Coords, Attorney-in Fact
National Union Fire Insurance Company of Pittsburgh, Pa. of Harrisburg, Pennsylvania

COAST NATIONAL INSURANCE COMPANY

SECURITY NATIONAL INSURANCE COMPANY

BRISTOL WEST INSURANCE COMPANY

BRISTOL WEST CASUALTY INSURANCE COMPANY

QUOTA SHARE REINSURANCE AGREEMENT

Effective: January 1, 2005

QUOTA SHARE REINSURANCE AGREEMENT

between

COAST NATIONAL INSURANCE COMPANY (“Coast National”), a California domestic company,
SECURITY NATIONAL INSURANCE COMPANY (“Security National”), a Florida domestic company,
BRISTOL WEST INSURANCE COMPANY (“Bristol”), a Pennsylvania domestic company,
BRISTOL WEST CASUALTY INSURANCE COMPANY (“Bristol”) an Ohio domestic company,
(hereinafter called the “Company”)

and

THE PARTICIPANTS SUBSCRIBING TO THE RESPECTIVE
INTERESTS AND LIABILITIES AGREEMENTS TO WHICH THIS AGREEMENT
IS ATTACHED
(hereinafter called the “Reinsurer”)

ARTICLE I

BUSINESS COVERED

The Reinsurer hereby reinsures, subject to the limits and terms and conditions contained herein;

A Quota Share Percentage of the Company’s paid Ultimate Net Loss (“UNL”) of Loss Occurrences on Policies attaching during the Term of this Agreement for Non-standard Auto business (“Policies”).

ARTICLE II

TERM AND TERMINATION

This Agreement shall commence at 12:01 a.m. Eastern Standard Time, January 1, 2005.  It shall remain in effect until 11:59 p.m. December 31, 2006.

ARTICLE III

QUOTA SHARE PARTICIPATION

The Company has the option to cede from 5% to 30% for Policies attaching during Underwriting Years 2005 and 2006.  The Company shall notify the Reinsurer of the actual percentage, in writing, no later then 30 Business Days before January 1, 2005, with respect to Underwriting Year 2005 and January 1, 2006, with respect to Underwriting Year 2006.  In the event the Company fails to notify the Reinsurer, as provided herein, the Quota Share Percentage shall be 15%.

ARTICLE IV

TERRITORY

This Agreement covers policies on risks located in the states of the United States in which the Company was writing business as of the effective date of this Agreement.  This Agreement will cover risks located in  future new states entered into by the Company, as listed on the attached schedule for 2005 and 2006.  The Company shall notify the Reinsurer and secure written consent from the Reinsurer of any changes to the attached schedule.  Such consent shall not be unreasonably withheld.

ARTICLE V

PREMIUM

The Company shall pay the Reinsurer its Quota Share Percentage of the Company’s Subject Net Premium written for the Business Covered hereinafter referred to as the “Ceded Premium.” Throughout this Agreement, the currency to be used is U.S. dollars.

ARTICLE VI

LIMIT OF LIABILITY

The maximum amount recoverable for any one Underwriting Year shall be 150% of the Ceded Premium for that Underwriting Year subject to the third paragraph of this Article.

The maximum amount recoverable for a Catastrophic Loss Occurrence shall be the Quota Share Percentage applicable of the product of .5% times the Subject Net Premium written for the Underwriting Year in which the loss occurred.  The maximum amount recoverable for the aggregate of Catastrophic Loss Occurrences shall be the Quota Share Percentage applicable of the product of .4% times the Subject Net Premium written for the term of this Agreement.  For the avoidance of doubt, Terrorist Event shall be deemed a Catastrophic Loss Occurrence.

Subject to the foregoing, the Reinsurer’s  liability shall be limited to  107% of the aggregate Ceded Premium for the term of this Agreement.

ARTICLE VII

CEDING COMMISSION

The Company shall receive a commission equal to 38% of Ceded Premium.  This ceding commission is intended to cover  all acquisition costs, taxes and all other expenses of the Company,  except loss and loss adjustment expense.  If the  Loss Ratio as of the end of any calendar quarter ending on or after December 31, 2005 is greater than 72%, the Ceding Commission shall decrease by 1% for each 1% increase in the Loss Ratio over the 72% threshold; provided that the Ceding Commission shall not decrease below  23% pursuant to this paragraph.  If the  Loss Ratio as of the end of any calendar quarter ending on or after the commutation of this Agreement in accordance with Article IX is less than 72%, the Ceding Commission shall increase by 1% for each 1% decrease in the Loss Ratio under the 72% threshold.  In the event the Ceding Commission decreases pursuant to this Article, the Company shall return to the Reinsurer the excess portion of Ceding Commission previously paid by the Reinsurer on the date of delivery of the next Loss Report.  In the event the Ceding Commission rate increases pursuant to this Article, the Reinsurer shall pay to the Company the additional Ceding Commission on the date of Commutation.

Effective on the commencement of any calendar quarter, by giving 30 Business Days prior written notice, the Company has the option to increase or decrease the percent of Ceding Commission.  In such event the Fee Income percentage is increased or decreased by the same amount.

On or after December 31, 2007, if the Experience Account Balance is less than $10,000,000, the Ceding Commission shall immediately be reduced to the minimum ceding commission of  23%, unless there has been a Commutation in accordance with Article IX.

ARTICLE VIII

FEE INCOME

On the date that the Ceded Premium is paid hereunder the Company shall pay the Reinsurer an amount equal to 13% of Ceded Premium, or the percent applicable of Ceded Premium if changed in accordance with the Ceding Commission Article.  For the avoidance of doubt this Fee Income is not a part of Ceded Premium.

ARTICLE IX

COMMUTATION

The Company may, at its sole option, commute this Agreement on or after December 31, 2006, or on the first or last business day of any month thereafter, by giving the Reinsurer 30 Business Days prior written notice.  In such event, within 45 Business Days of Commutation the Reinsurer shall pay the Company a Profit Commission equal to the Experience Account Balance as of the end of the prior month, if positive.  Such payment shall be made within 45 Business Days of the commutation date.  Upon payment of the Profit Commission the Company shall fully and finally release the Reinsurer from all past, present or future liabilities under this Agreement.

ARTICLE X

EXPERIENCE ACCOUNT BALANCE

At the end of each calendar quarter, the Reinsurer shall calculate and report to the Company an Experience Account Balance as follows:

(a) Ceded Earned Premium paid; plus

(b) Fee Income paid; less

(c )Ceding Commission; less

(d) Reinsurer’s Margin; less

(e) Ultimate Net Loss paid by the Reinsurer hereunder.

ARTICLE XI

REPORTS AND REMITTANCES

Within 30 Business Days following the end of each calendar month, the Company shall provide a written report (the “Loss Report”) to the Reinsurer, which shall include the following data, in the aggregate as well as by each Relevant Company named:

1.  Subject Net Premium written and earned for the month.

2.  Cumulative Subject Net Premium written and earned.

3.  Ceded Net Premium written and earned for the month.

4.  Cumulative Ceded Net Premium written and earned.

5.  Ceded Ultimate Net Loss paid by the Company during the quarter, separating Allocated Loss Adjustment Expense and Unallocated Loss Adjustment Expense.

6.  Ceded Cumulative Ultimate Net Loss paid by the Company, separating Allocated Loss Adjustment Expense and Unallocated Loss Adjustment Expense.

7.  Ceded Ultimate Net Loss outstanding including incurred but not reported amounts, separating Allocated Loss Adjustment Expense and Unallocated Loss Adjustment Expense.

8.  Ceded unearned premium.

The Company shall pay the Ceded Earned Premium, net of Ceding Commission, plus Fee Income, simultaneous with the sending of the Loss Report.  Except as otherwise provided in Article VII, the Reinsurer shall pay any net amounts owed hereunder within 30 Business Days of receiving the Loss Report.

In the event of late payments on any of the foregoing by either party interest shall accrue at an effective annual yield of 6% for the overdue period (the “Interest”).

Within 30 Business Days following the end of each calendar quarter, the Company shall provide a written report to the Reinsurer that shall include actuarial data as mutually agreed.

ARTICLE XII

OFFSET

Each party hereto shall have, and may exercise at any time and from time to time, the right to offset any undisputed balance or balances, whether on account of premiums or on account of losses, due from such party to the other (or, if more than one, any other) party hereto under this Agreement and may offset the same against any undisputed balance or balances due to the former from the latter under the same  reinsurance agreement between them, and the party asserting the right of offset shall have and may exercise such right whether any undisputed balance or balances due to such party from the other are on account of premiums or on account of losses and regardless of the capacity, whether as assuming insurer or as ceding insurer, in which each party acted under the agreement.

For the avoidance of doubt the Reinsurer’s liability shall be reduced by any amounts owed to the Reinsurer by any Relevant Company.

ARTICLE XIII

AGENCY/COMBINED RESULTS

It is agreed that Coast National shall be the agent for the Company authorized to receive any payments due the Company and/or any communication relating to this Agreement.  Any payments made to Coast National by the Reinsurer or communications given to Coast National by the Reinsurer shall discharge the Reinsurer as to all Relevant Companies in this Agreement.  All calculations, including but not limited to, Limit of Liability, Experience Account Balance shall be on the combined sum of all Relevant Companies that are included as Company.

ARTICLE XIV

MAXIMUM SUBJECT NET PREMIUM

It is agreed that the maximum Subject Net Premium written for the Company for Underwriting Years 2005 and 2006 shall equal $925,000,000 and $1,100,000,000 respectively.

It is agreed that the maximum Subject Net Premium written in the state of California for Underwriting Years 2005 and 2006 shall equal $550,000,000 and $650,000,000 respectively.

It is agreed that the maximum Subject Net Premium written in the state of Florida for Underwriting Years 2005 and 2006 shall equal $150,000,000 and $200,000,000 respectively.

It is agreed that the maximum Subject Net Premium written in the state of Texas for Underwriting Years 2005 and 2006 shall equal $50,000,000 and $100,000,000 respectively.

If at any time the Company estimates that the maximum Subject Net Premium, as heretofore itemized, will be exceeded they may request a revision in writing and the Reinsurer shall respond to that request in writing, within 30 days, with its approval or denial.  However, this request cannot be made for any Underwriting Year prior to the year of the request of change.  Such approval shall not be unreasonably withheld.

In the event the aforementioned maximum Subject Net Premiums written for any individual Underwriting Year are exceeded, the Quota Share Percentage applicable shall be the quotient of (1) the product of (A) the Quota Share Percentage otherwise applicable times (B) the maximum Subject Net Premium written, divided by (2) the Subject Net Premium written.

ARTICLE XV

CANCELLATION FOR NON-PAYMENT

If the Company fails to pay Ceded Earned Premium when due to the Reinsurer, the Reinsurer shall promptly notify the Company in writing of the balance due.  If the Company fails to remit payment within thirty (30) Business Days including interest at a rate of 6% per annum on the balance, then the Reinsurer shall have the right to cancel the Agreement on a run-off basis for Policies attaching prior to cancellation and the Limit of Liability shall be reduced to Ceded Premium paid, plus Fee Income paid, net of Ceding Commission, less Reinsurer’s Margin, effective on the last day for which payment was received.

ARTICLE XVI

CANCELLATION FOR CHANGE IN CONTROL

In the event of a Change in Control , the Reinsurer or the Company has the option to cancel coverage for the Relevant Company at the end of the calendar quarter in which the Change in Control occurred, or any subsequent quarter, on a cut-off basis.  For the avoidance of doubt, in the event of such cancellation, the Reinsurer shall have no further liability under or related to this Agreement to the Relevant Company after the cancellation date.  For purposes of this Agreement, Change of Control means any of the following: (i) the failure at any time of Bristol West Holdings, Inc. (“Holdings”) to legally and beneficially own and control 100% of the issued and outstanding shares of capital stock of each Company or the failure at any time of Holdings to have the ability to elect all of the boards of directors of each Company; or (ii) any person (other than Kohlberg Kravis Roberts & Co. and Bristol West Associates LLC), either individually or acting in concert with one or more other persons, shall have acquired beneficial ownership, directly or indirectly, of securities of Holdings (or other securities convertible into such securities) representing 51% or more of the combined voting power of all securities of Holdings entitled to vote in the election of members of the board of directors of Holdings.

Furthermore, in the event this option is elected and after the cut-off of business for the Relevant Company or Relevant Companies, the combined surplus of the remaining Companies would be less than 50% of the combined surplus of all Relevant Companies as of December 31, 2004, the Reinsurer or the Companies has the option to cancel the entire Agreement, at the end of such quarter or any subsequent quarter, on a cut-off basis.  For the avoidance of doubt, in the event of such cancellation, the Reinsurer shall have no further liability under or related to this Agreement to the Company.  In such event within 45 Business Days of such cancellation, the Reinsurer shall pay the Company a Profit Commission equal to the positive Experience Account Balance, as of the end of the prior month, if any.

ARTICLE XVII

SPECIAL TERMINATION

1. This Agreement shall automatically terminate without the need for any action by any party hereto in the event that any other party should at any time become insolvent, or suffer any impairment of contributed capital, or file a petition in bankruptcy, or enter liquidation, rehabilitation, or voluntary supervision, or have a receiver appointed.

2. The Reinsurer may terminate this Agreement effective December 31, 2005 if the accident year 2005 loss ratio for that portion of the business that is covered and ceded to the Reinsurer under this Agreement, measured as of September 30, 2005, is greater than 82%.  If the Reinsurer elects to exercise this option, it will notify the Company on or before December 1, 2005.  In the event the Company does not agree with such loss ratio calculation, it will notify the Reinsurer within 5 days of receipt of the Notice of Cancellation of its desire to have an independent actuary, appointed jointly, to determine the loss ratio.  In the event the independent actuary’s calculation of such loss ratio is less than or equal to 82% the cancellation notice shall be rescinded.  As used in this paragraph only, the term “loss ratio” shall be based upon losses paid and outstanding, and shall include Allocated Loss Adjustment Expenses, Unallocated Loss Adjustment Expenses and incurred but not reported amounts.

3. The Reinsurer may terminate this Agreement in the event the Company’s combined Policyholders Surplus, as reported in their annual or quarterly statement in accordance with statutory accounting policies and procedures, falls below 70% of the Company’s combined Policyholders Surplus as of December 31, 2004.  However, in the event the Company’s combined Policyholders Surplus increases to 80% of the Company’s combined Policyholders Surplus as of December 31, 2004 prior to the effective date of cancellation, the cancellation notice shall be rescinded.

4.  If termination is effective under paragraph 3, 30 Business Days notice shall be given.  For termination under either paragraph 1, 2 or 3, the Reinsurer has the option to run-off or cut off the in-force business.  In the event the Reinsurer elects to cut off the in-force business it shall return the unearned Ceded Premium, net of Ceding Commission, minus the net unpaid portion of the unearned Ceded Premium and it shall not be liable for any losses occurring after the effective date of cancellation.

ARTICLE XVIII

EXCLUSIONS

A. Any loss or liability accruing to the Company directly or indirectly from any insurance written by or through and Pool or Association including Pools or Associations in which membership by the Company is required under any statutes or regulations (other than assigned risk automobile plans).

B.  War Risks as excluded by War Risk Exclusion Clauses appearing in original policies.

C.  Assumed Reinsurance of any kind, except policies written in Texas on County Mutual paper and reinsured by a Relevant Company.

D.  Business excluded by the attached Nuclear Incident Exclusion Clauses.

E.  All liability of the Company arising, by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund.  “Insolvency fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

ARTICLE XIX

DEFINITIONS

Allocated Loss Adjustment Expense and Unallocated Loss Adjustment Expense shall be in accordance with statutory accounting rules, as described in the NAIC Annual Statement Instruction and other relevant publications.

Business Day shall mean any day other than a Saturday, Sunday or day on which banking institutions in the City of New York are authorized by law or other governmental action to close.

Catastrophic Loss Occurrence shall mean a loss from the same occurrence involving more than one risk.

Loss Ratio shall mean the Company’s ceded Ultimate Net Loss plus incurred but not reported divided by the ceded Subject Net Premium on the Business Covered.  This calculation shall be in the aggregate from inception and not for each individual Underwriting Year.

Reinsurer’s Margin shall mean 3% of Ceded Premium.

Relevant Company shall mean an individual company named as part of Company.

Subject Net Premiums shall mean the premium charged the insured, net of return premium, on the Business Covered.  The Reinsurer understands that the current operating procedures of the Company results in less than 1% of Subject Net Premiums being uncollectible.  In the event that the Company’s operating procedures produce uncollectible premium, the amount of uncollectible premium shall not exceed 2% of the otherwise Subject Net Premiums.

Ultimate Net Loss shall mean losses paid and outstanding and shall include Allocated Loss Adjustment Expenses, plus Unallocated Loss Adjustment Expenses subject to a limit of 10% of Ceded Premium, plus 80% of the Reinsurer’s Quota Share Percentage of the first $3,000,000 of Extra Contractual Obligations and or Excess Limits Liability.

Underwriting Year shall mean the 12-month period from January 1 until December 31, both days inclusive.  For the avoidance of doubt, all premiums on all Policies attaching during such period and the loss liability on those Policies shall be included for purposes of any calculation hereunder related to any Underwriting Year.

The definition of occurrence shall mean a numbered catastrophe by ISO’s Property Claim Services (PCS) , and also  shall include a Terrorist Event as defined in the Schedule A attached.

ARTICLE XX

LOSS SETTLEMENTS

The Company alone and at its full discretion shall adjust, settle or compromise all claims and losses.  All such adjustments, settlements, and compromises, including ex gratia payments, shall be binding on the Reinsurer in proportion to its participation.  Ex gratia payments include only those payments made to settle a loss or claim covered under the Company’s underlying insurance policy for purposes of avoiding the costs of a lawsuit. Under no circumstances will the Company make a payment for a claim or loss not covered under the Company’s underlying insurance policy. The Company shall likewise at its sole discretion commence, continue, defend, compromise, settle or withdraw from actions, suits or proceedings and generally do all such matters and things relating to any claim or loss as in its judgment may be beneficial or expedient, and all payments made and costs and expenses incurred in connection therewith or in taking legal advice therefore.  The Reinsurer shall receive credit for their pro-rata share of all salvage and subrogation received by the Company.  In the event the Company shall fail or neglect to do so, the Reinsurer is hereby authorized and empowered to bring any appropriate action in the name of the Company to enforce any rights of subrogation.

ARTICLE XXI

NET RETAINED LINES CLAUSE

This Agreement applies only to that portion of any insurance or reinsurance which the company retains net for its own account.

ARTICLE XXII

NO THIRD PARTY RIGHTS

No parties, other than the Company and the Reinsurer, shall have any rights under this Agreement unless specifically stated herein.

ARTICLE XXIII

ERRORS OR OMISSIONS

Any inadvertent delay, omission or error shall not relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made, provided such delay, omission or error is rectified immediately upon discovery.

ARTICLE XXIV

INSOLVENCY CLAUSE

In the event of  insolvency  and the appointment of a conservator, liquidator, or statutory successor of the Companythe portion of any risk or obligation assumed by the Reinsurer  shall be payable  to the conservator,  liquidator,  or statutory successor  on the basis of claims allowed against the insolvent Company by any court of competent jurisdiction or by any conservator, liquidator, or statutory successor of the Company having the authority to allow such claims,  without diminution because of that insolvency , or because the conservator, liquidator, or statutory successor  has failed to pay all or a portion of any claims.  It is agreed, however, that the conservator, liquidator,  or statutory successor of the Company shall give written notice to the Reinsurers of the pendency of a claim against the Company which would involve a possible liability on the part of the Reinsurers, indicating the policy or bond reinsured, within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership.  It is further agreed that during the pendency of such claim the Reinsurers may investigate such claim and interpose, at their own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that they may deem available to the Company or its conservator, liquidator,  or statutory successor.  The expense thus incurred by the Reinsurers shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurers.

Where two or more Reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of the Agreement as though such expense had been incurred by the Company.

ARTICLE XXV

EXTRA CONTRACTUAL OBLIGATIONS AND EXCESS LIMITS LIABILITY

This Agreement will extend to cover any claims-related extra contractual obligations and/or excess limits liability arising because of, but not limited to, the following:

A.  Failure of the Company to agree to pay a claim within the policy limits or to provide a defense against such claims.

B.  Actual or alleged bad faith, fraud, or negligence in investigating or handling a claim or in rejecting an offer of settlement.

C.  Negligence or breach of duty in the preparation of the defense or the conduct of a trial or the preparation or prosecution of any appeal and/or subrogation and/or any subsequent action resulting therefrom.

“Extra contractual obligation” as used in this Agreement will mean those liabilities not covered under any other provision of this Agreement for which the Company is liable to its insured or a third-party claimant, or that the Company paid as its share of a claims-related extra contractual obligation awarded against one or more of its co-insurers.

“Excess limits liability” as used in this Agreement will mean any amount for which the Company would have been contractually liable to pay had it not been for the limits of the reinsured policy.

There will be no recovery hereunder where the extra contractual obligation or excess limits liability has been incurred due to fraud committed by a member of the board of directors or a corporate officer of the Company, acting individually, collectively, or in collusion with a member of the board of directors, a corporate officer, or a partner of any other corporation, partnership, or organization involved in the defense or settlement of a claim on behalf of the Company.

The date on which any extra contractual obligation and/or excess limits liability is incurred by the Company will be deemed, in all circumstances, to be the date of the original loss.  Nothing in this Article will be construed to create a separate or distinct loss apart from the original covered loss that gave rise to the extra contractual obligations and/or excess limits liability discussed in the preceding paragraphs.  The Reinsurers’ liability as respects extra contractual obligations and/or excess limits liability under the Agreement will be in addition to the indemnification coverage set.

ARTICLE XXVI

ACCESS TO RECORDS

The Reinsurer or its designated representative shall have access to the books and records of the Company at all reasonable times for the purpose of obtaining information, which pertains in any way to this reinsurance.  This clause shall survive termination of this Agreement.

ARTICLE XXVII

ARBITRATION

As a condition precedent to any right of action hereunder, any dispute arising out of the interpretation, performance, or breach of this Contract, including the formation or validity thereof, shall be submitted for decision to a panel of three arbitrators.  Notice requesting arbitration will be in writing and sent certified or registered mail, return receipt requested.

Each party shall choose one arbitrator and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing.  If either party fails to appoint the arbitrator within thirty (30) days after being requested to do so by the other party, the latter, after ten (10) days notice by certified or registered mail of its intention to do so, may appoint the second arbitrator.

If the two arbitrators are unable to agree upon the third arbitrator within thirty (30) days of their appointment, the third arbitrator will be chosen by ARIAS US.  All arbitrators shall be disinterested active or former executives officers of insurance or reinsurance companies or Underwriters at Lloyd’s London.

Within thirty (30) days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings.  The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence.  Unless the panel agrees otherwise, the arbitration will take place in New York, but the venue may be changed when deemed by the panel to be to be in the best interest of the arbitration proceeding.  The decision rendered by a majority of the arbitrators shall be final and binding on both parties.  The panel shall make its decision considering the custom and practice of the applicable insurance and reinsurance business as promptly as possible following the termination of the hearings.  Judgment upon the award may be entered in any court having jurisdiction thereof.

Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the third arbitrator.  The remaining costs of the arbitration shall be divided equally between the parties.

If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this clause, and communications shall be made by the Company to each of the reinsurers constituting the one party provided, however, that nothing therein shall impair the rights of such reinsures to assert several rather than joint defenses or claims, nor be construed as changing the liability of the reinsurers under the terms of this contract from several to joint.

ARTICLE XXVIII

GOVERNING LAW

This Agreement shall be interpreted and governed by the laws of New York without regard to that jurisdiction’s rules with respect to conflicts of laws.

ARTICLE XXIX

ENTIRE AGREEMENT/INTERPRETATION

With respect to the business being reinsured hereunder, “i” this Agreement constitutes the entire agreement between the parties, and “ii” there are no understandings or agreements between the parties other than those expressed in this Agreement.  Any change to or modification of this Agreement will be made by written amendment to this Agreement and signed by the parties hereto.

This Agreement is between sophisticated parties, each of which has reviewed the Agreement and is fully knowledgeable about its terms and conditions.  The parties therefore agree that this Agreement shall be construed without regard to the authorship of the language and without any presumption or rule of construction in favor of either of them.